EXHIBIT 99.1
                                  ------------

            Videolocity Int'l, Inc. and Cornell Capital Partners, LP
                      Announce $20,000,000 Equity Funding

SALT LAKE CITY--(BUSINESS WIRE)--May 29, 2002--Videolocity International Inc. (OTC BB: VCTY), Salt Lake City/Park City, Utah, announces that the $10,200,000 financial commitment between Videolocity International, Inc. and Cornell Capital Partners, LP, announced on March 27, 2002, has been increased to $20,000,000 and the execution of the final agreements between the parties was completed on May 28, 2002.

     Pursuant to the terms of the funding agreements with Cornell Capital, a New Jersey-based domestic investment fund, Videolocity has the right, but not the obligation, to require Cornell Capital to purchase shares of the Company's common stock in amounts up to $1,000,000 per month to a maximum of $20,000,000 over the next 24 months. Such equity draw-downs are entirely at the discretion of Videolocity and there are no minimum draw-downs required in the agreements. The draw-downs are subject to an effective registration statement with the United States Securities and Exchange Commission covering the resale of the shares, which will be filed in the next few days.

     Videolocity's CEO Robert Holt, stated, "We are pleased to have executed agreements with Cornell Capital on terms beneficial to both parties. These agreements allow us access to the working capital necessary to implement our business plans over the next twenty-four months. Further, the agreements provide us with the flexibility to control the timing and amount; it also allows us to effectively manage the potential dilutive effects that are characteristic of many forms of equity financing."

     Mr. George Kanakis, Vice President of Cornell Capital Partners, LP, added, "We are excited and grateful for the opportunity to play a role in supporting the efforts of Videolocity in its quest to provide a state of the art Video-On-Demand "Digital Entertainment System(TM)" for the hotel, hospitality and residential markets. We think Videolocity is a special situation and the company is strongly positioned to take long term advantage of the high growth opportunities offered by the constantly changing needs of hoteliers and hospitals for improved technologies. We look forward to working closely with Videolocity's management, and providing investment banking services in addition to the equity commitment to help Videolocity realize its full growth potential."

About Videolocity

The Videolocity Digital Entertainment System(TM) delivers video on demand streaming at 1Mbps or less in an Mpeg4 format while achieving "like" DVD quality. In addition to video content viewing, the Digital Entertainment System(TM) provides high speed Internet access, digital music on demand, games, full web surfing and a variety of e-commerce applications as well as customer specific informational and educational content.

The Videolocity Digital Entertainment System(TM)can be deployed in a closed network environments such as in hotels, timeshare condominiums, hospitals, and assisted living facilities, or over wide area networks serving intelligent communities, residences and PDA's. The system is currently adaptable to Wireless
802.11 WAN/LAN, Fiber, Satellite, Ethernet or DSL network architectures.

Videolocity currently offers Microsoft and/or Linux based solutions using standard protocols and equipment enhanced by the company's innovative proprietary technologies and methodologies. The flexible, highly customizable and fully scalable delivery platforms combined with advanced embedded software applications allow for full remote system upgrades and easy updates of content and/or features.


This release may contain "forward-looking" statements with respect to future strategic plans, goals or objectives of Videolocity International Inc. and its affiliated companies. Any forward-looking statements, including those regarding Videolocity, respective management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results and involve risks and uncertainties, such as those discussed in Videolocity International Inc.'s Form 10-KSB for the year ended Oct. 31, 2001, together with any subsequent 8K and 10Q filings. The forward-looking statements are based on present circumstances and on Videolocity's predictions respecting events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. The Company does not undertake the responsibility to publicly update or revise its forward looking statements even if experience or future changes make it clear that projected results (expressed or implied) will not be realized.


Videolocity International Inc.
Investor Relations, 801-521-2808
www.videolocity.com